Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the BioGenerics, Inc. 2010 Equity Incentive Plan, as amended, the Coherus BioSciences, Inc. 2014 Equity Incentive Award Plan, and the Coherus BioSciences, Inc. 2014 Employee Stock Purchase Plan of Coherus BioSciences, Inc. of our report dated August 4, 2014, except for the last paragraph of Note 1, as to which the date is November 5, 2014, with respect to the financial statements of Coherus BioSciences, Inc. included in its Registration Statement on Form S-1 (No. 333-198936) filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

Redwood City, California

November 25, 2014